EXHIBIT 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard 608-278-6141

Spectrum Brands Increases Revolving Credit Facility, Extends its Maturity and Reduces Interest Rate Margins and Unused Commitment Fees
Middleton, WI, March 6, 2017-- Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company offering an expanding portfolio of leading brands providing superior value to consumers and customers every day, announced today that its wholly owned subsidiaries, Spectrum Brands, Inc. (“Spectrum Brands”) and SB/RH Holdings, LLC (“SB/RH Holdings”), entered into the second amendment (the “Second Amendment”) to the credit agreement, dated as of June 23, 2015 (the “Credit Agreement”), by and among Spectrum Brands, SB/RH Holdings, Deutsche Bank AG New York Branch (as the administrative agent) and the lenders party thereto from time to time.

The Second Amendment modified certain terms of the Credit Agreement’s  revolving credit facility (with a U.S. dollar tranche and a multicurrency tranche) (the “Revolving Facility”), including extending its maturity from June 23, 2020 to March 6, 2022, increasing the aggregate commitment amount from $500 million to $700 million by increasing the amount  of the U.S. dollar tranche of the Revolving Facility, reducing the aggregate commitment amount of the multi-currency tranche of the Revolving Facility and reducing interest rate margins and unused commitment fees.

About Spectrum Brands Holdings, Inc.
Spectrum Brands Holdings, a member of the Russell 1000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®, Remington®, George Foreman®, Black + Decker®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS®, Eukanuba®, Healthy-Hide®, Digest-eeze™, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®. Spectrum Brands' products are sold in approximately 160 countries. Spectrum Brands Holdings generated net sales of approximately $5.04 billion in fiscal 2016. For more information, visit www.spectrumbrands.com.
Forward-Looking Statements
Certain matters discussed herein and other oral and written statements made by representatives of Spectrum Brands and its affiliates regarding matters such as the timing and amount of usage of its Revolving Facility may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are identified by words such as “future,” “anticipate,” “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release.
Actual results may differ materially as a result of (1) Spectrum Brands’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to finance, complete, integrate, and to realize synergies from acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in retailer and consumer demand for the various types of products Spectrum Brands offers, (5) unfavorable developments in the global capital markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) risks related to the United Kingdom’s 2016 referendum, which called for its exit from the European Union, (10) Spectrum Brands’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (11) Spectrum Brands’ ability to identify, develop and retain key employees, or (12) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the filings pursuant to the federal securities laws of each of Spectrum Brands Holdings, Inc. and SB/RH

Holdings, LLC, including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.
Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.
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